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                                                                     EXHIBIT 3.3

                CERTIFICATE OF CORRECTION TO ARTICLES OF INCORPORATION



                            CERTIFICATE OF CORRECTION

1. The name of the corporation or limited liability company is CHAMPION ENTERPRISES, INC.

2.   The identification number assigned by the Bureau is: 419-343

3. The corporation or limited liability company is formed under the laws of the State of Michigan.

4. That a Certificate of Amendment to the Articles of Incorporation was filed by the Bureau on May 7, 1997 and that said document requires correction.

5.   Describe the inaccuracy or defect contained in the above named document:

          The number of shares of Series A Preferred Stock, No Par Value, was incorrectly stated to be 300,000 shares rather than 750,000 shares.

6.   The document is corrected as follows:

          Replace Article III, Series A Preferred Stock No Par Value, Paragraph A with the following:

               AA. Designation and Amount. The shares of such series shall be designated "Series A Preferred Stock, no par value, and the number of shares constituting such series shall be 750,000."

7. This document is hereby executed in the same manner as the Act requires the document being corrected to be executed.

     Signed this 12th day of February, 1999

     /s/ JOHN J. COLLINS, JR.
     John J. Collins, Jr., Vice
     President, General Counsel and Secretary